Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
CHINA SWINE GENETICS, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware China Swine Genetics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

FIRST: That, pursuant to Section 151 of the DGCL and authority granted in the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”), the Board of Directors (the “Board”) previously designated 4,800 shares of authorized shares of preferred stock as Series A Convertible Preferred Stock, par value $.001 per share, (the “Series A Preferred Stock”).

SECOND: That no shares of Series A Preferred Stock are outstanding as of the date hereof and no shares of Series A Preferred Stock will be issued by the Company.

THIRD: That the following resolutions were adopted on May 5, 2010 by Unanimous Written Consent to Action of the Board pursuant to the authority granted by Section 151(g) of the DGCL, approving the filing of a Certificate of Elimination of the Series A Preferred Stock (the “Certificate of Elimination”):

“WHEREAS, by resolution of the Board duly adopted, and by a Certificate of Designations, Rights and Preferences filed with the Office of the Secretary of State of the State of Delaware on August 13, 2009 (the “Series A Certificate of Designations”), 4,800 shares of authorized shares of preferred stock of the Company were designated as Series A Convertible Preferred Stock, par value $.001 per share, of the Company (the “Series A Preferred Stock”), which certificate established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock;

WHEREAS, on August 13, 2009, the Company issued 4,646.05933 shares of Series A Preferred Stock;

WHEREAS, on November 9, 2009, 4,646.05933 outstanding shares of Series A Preferred Stock (consisting of all then issued and outstanding shares of Series A Preferred Stock) were converted into 19,958,583 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”);

WHEREAS, in light of the foregoing, the Board deems it desirable that, pursuant to Section 151(g) of the DGCL, a Certificate of Elimination of the Series A Preferred Stock, in the form set forth as Exhibit A hereto (the “Certificate of Elimination”) be executed and filed with the Secretary of State of the State of Delaware and that all 4,800 shares of Series A Preferred Stock heretofore designated as such resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Company, and that all matters set forth in the Series A Certificate of Designations be eliminated from the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”).

NOW THEREFORE, BE IT

RESOLVED, as of the date hereof, no shares of Series A Preferred Stock will be issued by the Company; and be it further

RESOLVED, that Mr. Zhenyu Shang, the Chairman, Chief Executive Officer and President of the Company (the “Authorized Officer”) together with his designees be, and hereby is authorized and directed for and on behalf of the Company, to execute and deliver the Certificate of Elimination and any and all other certificates, agreements and other documents which they may deem necessary or advisable in order to effectuate the elimination of the Series A Preferred Stock as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL; and be it further

RESOLVED, when such Certificate of Elimination become effective, all references to the Series A Preferred Stock in the Certificate of Incorporation shall be eliminated and the shares of Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Company, without designation as to series.”

FOURTH: That, in accordance with the Section 151(g) of the DGCL, upon the effective date of the filing of this Certificate of Elimination, the Certificate of Incorporation is hereby amended to eliminate all matters set forth in the Series A Certificate of Designations from the Certificate of Incorporation, and all shares of Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officers on this 3rd day of May, 2010.

CHINA SWINE GENETICS, INC.

By: /s/ Zhenyu Shang
Name: Zhenyu Shang
Title: Chairman of the Board and Chief Executive Officer